                                                                   EXHIBIT 12(a)

                           SOUTH JERSEY GAS COMPANY
               Calculation of Ratio of Earnings to Fixed Charges
                                (IN THOUSANDS)

                                                            Fiscal Year Ended December 31,

                                          1992            1993            1994            1995            1996
                                      --------------------------------------------------------------------------
Net Income *                            $15,579         $15,619         $11,200         $15,991         $19,389

Federal Income Taxes, Net                 7,789           7,832           5,881           9,278          10,627

Fixed Charges **                         14,233          14,127          14,648          19,545          19,574

Capitalized Interest                       (193)           (191)           (120)            (98)           (114)
                                      --------------------------------------------------------------------------

   Total Available for Coverage          $37,408         $37,387         $31,609         $44,716         $49,476
                                      ==========================================================================

Total Available                             2.6x            2.7x            2.2x            2.3x            2.5x
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Fixed Charges

 * Net income before Preferred Dividends and a Cumulative Effect of a Change in Accounting Principal.

** Fixed charges consist of interest charges (rentals are not material).